Exhibit 10.57
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to Employment Agreement (the “Amendment”) is made as of the 30th day of September, 2009, between BURGER KING CORPORATION, a Florida corporation (the “Company”), and Peter Robinson (“Executive”). All capitalized terms used herein shall have the meanings ascribed to them in the Employment Agreement, unless otherwise defined herein.
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of August 22, 2006 (the “Employment Agreement”); and
WHEREAS, The Company and Executive desire to amend the Employment Agreement, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:
1.      International Assignment. The assignment described in that certain International Assignment Letter between the Company, Burger King Europe GmbH and Executive, dated August 22, 2006, terminated effective September 30, 2009.
2.      Position. From and after October 1, 2009 (the “Effective Date”), Section 2(b), line 2, of the Employment Agreement is amended to provide that Executive’s position shall be changed from “Executive Vice President and President, EMEA” to “Executive Vice President”.
3.      Signing Bonus. Executive will receive a one-time signing bonus in the gross amount of $35,000 (the “Signing Bonus”), payable at the time of the Company’s first regular payroll following November 1, 2009. Executive and the Company agree that the Signing Bonus is not part of Executive’s Base Salary.
4.      Temporary Housing; Furniture and Household Goods Storage. From and after the Effective Date, the Company will provide Executive with the following benefits:
     (a) Temporary Housing. The Company will provide Executive with temporary furnished housing accommodations in the Miami-Dade metropolitan area, in accordance with the Company’s Relocation Policy, except that such temporary housing accommodations will begin on the Effective Date and end on the Termination Date. The income imputed to Executive, if any, for the cost of these temporary housing accommodations will be grossed-up for applicable taxes. Any such gross-up will be paid within the time period proscribed by Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). Executive will be responsible for any damage to the housing accommodations caused by Executive and/or his visitors.
     (b) Furniture and Household Goods Storage. The Company will pay or reimburse Executive for the reasonable cost of storage of Executive’s furniture and household goods at a single location in the United States beginning on the Effective Date and continuing until the earlier of (i) one (1) month following the termination of Executive’s employment with the Company or (ii) fourteen (14) months following the Effective Date.

5.      Annual Bonus — Calculation of Overall Business Factor for Fiscal Year 2010. The following provision is added to the end of Section 4 of the Agreement: “If Executive remains employed by the Company for the Company’s entire 2010 fiscal year (which ends on June 30, 2010), then the overall business performance factor which the Company will utilize to calculate Executive’s Annual Bonus pursuant to the 2010 Company’s Restaurant Support Incentive Program will be measured as follows: (a) from July 1, 1009 through September 30, 2009, 50% on a worldwide basis and 50% on the Company’s Europe, Middle East and Africa region and (b) from October 1, 2009 through June 30, 2010, 100% on a worldwide basis. Executive’s eligibility for an Annual Bonus if Executive’s employment with the Company is terminated prior to June 30, 2010 will be determined in accordance with Sections 8(f)(i)(A) or Section 8(f)(ii) of the Agreement (as modified by this Amendment), as applicable.”
6.      Equity Incentives. Section 5 of the Employment Agreement is amended to provide that in lieu of Executive’s participation in the Company’s annual equity grant program for the Company’s 2010 fiscal year, Executive will receive the following grant pursuant to the terms and conditions of the Equity Plan: a grant of 13,088 options to purchase the common stock of Holdings, each option having an exercise price equal to the fair market value (as defined in the Equity Plan) of one share of common stock of Holdings on the grant date, which options will become fully vested on August 26, 2010, provided that Executive remains in the continuous employment of the Company from the date of the grant to the vesting date (the “Option Award”). Subject to Holdings’ Equity Grant Policy, the Option Award grant date will be November 1, 2009. Additionally, the Option Award will be subject to all applicable provisions of the Equity Plan and will be evidenced by an award agreement in accordance with the terms of the Equity Plan.
7.      Retention Bonus. Section 7(c)(ii) and Section 7(c)(iii) of the Employment Agreement are deleted in their entirety and are replaced with the following:
     “(ii) Commencing on the Effective Date and continuing until the earlier of (i) the termination of the Employment Period and (ii) September 30, 2011, the Company shall pay Executive a cash bonus at an annualized rate of ONE HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($150,000.00), payable in equal installments of $5,769.23 each, in advance, at the time of the Company’s regular payroll (the “Retention Bonus”). Notwithstanding anything in this Section 7(c)(ii) to the contrary, Executive will receive each respective installment under this Section 7(c)(ii) if and only if Executive is still employed by the Company on each applicable payment date. The Retention Bonus shall not be a part of Executive’s Base Salary.”
8.      Payment Upon Certain Terminations. Section 8(f)(i) of the Employment Agreement is deleted in its entirety and is replaced with the following:
     “(i) In the event of a termination of Executive’s employment by the Company Without Cause or by Executive’s resignation from employment for Good Reason during the Employment Period, the Company shall pay to Executive, within thirty (30) days of the Date of Termination, his (x) Base Salary through the Date of Termination, to the extent not previously paid, (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 7 (a) and (z) payment for vacation time accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively, the “Accrued Obligations”). In addition, in the event of any such termination of Executive’s employment, if Executive executes and delivers to the Company, within the applicable period of time provided for under the Age Discrimination in Employment Act of 1967, as amended, and in no event later than sixty (60) days following the Executive’s Date of Separation from Service, an irrevocable Separation Agreement and General Release substantially in the form approved by the Company, Executive shall be entitled to a portion of Executive’s Annual Bonus for the fiscal year of the Company during which Executive was employed that includes the Date of Termination, as follows (the “Pro-Rata Bonus”):

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     (A) If the termination occurs during the Company’s 2010 fiscal year, then the portion of Executive’s Annual Bonus shall equal the product of (1) seventy percent (70%) of Executive’s Base Salary during such fiscal year, multiplied by (2) a fraction, the numerator of which equals the number of days of Executive’s employment with the Company during the 2010 fiscal year, and the denominator of which equals 365. If a Pro-Rata Bonus is due to Executive under this Section 8(f)(i)(A) as a result of Executive’s resignation for Good Reason, then the Pro-Rata Bonus will be paid to Executive at the time of the Company’s second regular payroll following the six (6) month anniversary of the Date of Termination. If a Pro-Rata Bonus is due to Executive under this Section 8(f)(i)(A) as a result of the Company’s termination of the Executive Without Cause, then the Pro-Rata Bonus will be paid to Executive at the time of the Company’s second regular payroll following the Date of Termination.
     (B) If the termination occurs during any year following the Company’s 2010 fiscal year, then the portion of Executive’s Annual Bonus shall equal the product of (1) the Annual Bonus that would have been payable to Executive for such fiscal year had Executive remained employed for the entire fiscal year, determined based on the extent to which the Company actually achieves the performance goals for such year established pursuant to Section 5, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365, such amount to be payable to Executive on the date (the “Bonus Payment Date”) annual bonuses for such fiscal year are actually paid by the Company to its active executives, but in no event later than two and a half (2 1/2) months following the end of the applicable fiscal year in which such Annual Bonus was earned.
     Executive shall not have a duty to mitigate the costs to the Company under this Section 8(f)(i), nor shall any payments from the Company to Executive of Pro-Rata Bonus be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive by a subsequent employer or other Person (as defined in Section 19(k) below) for which Executive performs services, including but not limited to consulting services.”
9.      Payment Upon Executive’s Resignation During Fiscal Year 2010 without Good Reason. Section 8(f)(ii) of the Employment Agreement is amended to provide that if Executive’s employment terminates due to Executive’s resignation from employment without Good Reason during the Company’s 2010 fiscal year, and if Executive executes and delivers to the Company, within the applicable period of time provided for under the Age Discrimination in Employment Act of 1967, as amended, and in no event later than sixty (60) days following the Executive’s Date of Separation from Service, an irrevocable Separation Agreement and General Release substantially in the form approved by the Company, then in addition to the Accrued Obligations, Executive shall be entitled to a Pro-Rata Bonus for such 2010 fiscal year, such payment to be paid to Executive at the time of the Company’s second regular payroll following the six (6) month anniversary of the Date of Termination. All other provisions set forth in Section 8(f)(ii) shall remain unchanged.

10.      Miscellaneous. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Employment Agreement on the date first set forth above.

BURGER KING CORPORATION
By:	/s/ Peter C. Smith
	Name:	Peter C. Smith
	Title:	Executive Vice President and Chief Human Resources Officer

Executive
/s/ Peter Robinson
Peter Robinson

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